Exhibit 99.1

DELUXE CORPORATION
SUPPLEMENTAL UNAUDITED BUSINESS SEGMENT INFORMATION
BASED ON SEGMENT STRUCTURE IN EFFECT
AS OF JANUARY 1, 2020
(in thousands)

REVENUE	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total Year
Payments:
2019	$65,150	$64,104	$64,634	$75,685	$269,573
2018	49,357	47,613	54,748	72,828	224,546
Cloud Solutions:
2019	78,288	78,914	79,976	81,205	318,383
2018	74,461	77,364	81,394	74,370	307,589
Promotional Solutions:
2019	155,829	155,545	156,835	172,683	640,892
2018	157,632	160,437	159,298	180,991	658,357
Checks:
2019	199,798	195,423	192,148	192,498	779,867
2018	210,464	202,830	197,750	196,488	807,533
Total segment:
2019	$499,065	$493,986	$493,593	$522,071	$2,008,715
2018	491,914	488,244	493,190	524,677	1,998,025

ADJUSTED EBITDA	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total Year
Payments:
2019	$16,867	$17,972	$17,199	$22,346	74,384
2018	13,761	12,240	13,628	19,387	59,016
Cloud Solutions:
2019	17,060	19,086	20,216	20,837	77,199
2018	16,292	16,744	20,210	16,730	69,976
Promotional Solutions:
2019	23,590	22,288	22,909	32,507	101,293
2018	24,385	24,476	24,612	32,113	105,586
Checks:
2019	102,234	99,871	98,782	101,776	402,662
2018	108,727	108,541	101,259	96,694	415,221
Total segment:
2019	$159,751	$159,217	$159,106	$177,466	$655,538
2018	163,165	162,001	159,709	164,924	649,799

Note that the quarterly amounts may not sum to the total year amounts due to immaterial rounding differences. Information regarding the Company's segment reporting can be found under the caption "Note 14: Business Segment Information" in the Condensed Notes to Unaudited Consolidated Financial Statements appearing in the Company's Form 10-Q for the quarter ended March 31, 2020.

The following tables present the reconciliation of total segment adjusted EBITDA to consolidated income (loss) before income taxes:

	2019
(in thousands)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total Year
Total segment adjusted EBITDA	$159,751	$159,217	$159,106	$177,466	$655,538
Corporate operations	(46,043)	(41,732)	(39,770)	(47,129)	(174,672)
Deprecation and amortization	(32,419)	(32,517)	(30,494)	(30,606)	(126,036)
Interest expense	(9,301)	(9,239)	(8,710)	(7,432)	(34,682)
Asset impairment charges	—	—	(390,980)	—	(390,980)
Restructuring, integration and other costs	(6,283)	(17,693)	(29,723)	(25,812)	(79,511)
CEO transition costs	(5,488)	(1,906)	(1,145)	(851)	(9,390)
Share-based compensation expense	(3,291)	(5,369)	(5,356)	(5,122)	(19,138)
Acquisition transaction costs	(177)	(3)	(13)	(22)	(215)
Certain legal-related expenses	(412)	(6,005)	—	(3)	(6,420)
(Loss) gain on sales of businesses and customer lists	(99)	—	(125)	100	(124)
Income (loss) before income taxes	$56,238	$44,753	$(347,210)	$60,589	$(185,630)

	2018
(in thousands)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total Year
Total segment adjusted EBITDA	$163,165	$162,001	$159,709	$164,924	$649,799
Corporate operations	(41,614)	(36,742)	(31,142)	(31,004)	(140,502)
Deprecation and amortization	(31,141)	(32,376)	(33,406)	(34,177)	(131,100)
Interest expense	(5,579)	(6,130)	(7,244)	(8,159)	(27,112)
Asset impairment charges	(2,149)	—	(99,170)	—	(101,319)
Restructuring, integration and other costs	(2,322)	(6,371)	(5,104)	(7,406)	(21,203)
CEO transition costs	—	(1,530)	(2,622)	(3,058)	(7,210)
Share-based compensation expense	(2,963)	(2,354)	(3,100)	(3,272)	(11,689)
Acquisition transaction costs	(457)	(600)	(51)	(611)	(1,719)
Certain legal-related expenses	(297)	(631)	(1,805)	(7,769)	(10,502)
Gain on sales of businesses and customer lists	7,228	3,862	1,765	2,786	15,641
Loss on debt retirement	(453)	—	—	—	(453)
Income (loss) before income taxes	$83,418	$79,129	$(22,170)	$72,254	$212,631

Note that the quarterly amounts may not sum to the total year amounts due to immaterial rounding differences.